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                          AIRGAS, INC.

                   DEFERRED COMPENSATION PLAN

                   (EFFECTIVE JANUARY 1, 2002)

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                          AIRGAS, INC.

                   DEFERRED COMPENSATION PLAN

                 ARTICLE I  - PURPOSE; EFFECTIVE DATE

     1.1. Purpose. The purpose of the Airgas, Inc. Deferred Compensation Plan (hereinafter, the "Plan") is to permit a primarily select group of management and highly compensated employees of AIRGAS, INC., and its subsidiaries to defer the receipt of income which would otherwise become payable to them. It is intended that the Plan, by providing this deferral opportunity, will assist the Company in retaining and attracting individuals of exceptional ability by providing them with these benefits.

     1.2. Effective Date. The Plan shall be effective as of January 1, 2002.
                  ARTICLE II - DEFINITIONS

          For the purpose of the Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

     2.1. Account(s). "Account(s)" means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under the Plan and shall not constitute a separate fund of assets. The Accounts available for each Participant shall be identified as:

          (a)       a Retirement Account, and

          (b)       In-Service Accounts.

A Participant may maintain only one Retirement Account and no more than two In-Service Accounts at any one time.

     2.2. Beneficiary. "Beneficiary" means the person, persons or entity as designated by the Participant, entitled under
Article VI to receive any Plan benefits payable after the Participant's death.

     2.3.      Board.  "Board" means the Board of Directors of the Company.

     2.4. Change in Control. A "Change in Control" shall be deemed to have taken place upon the date when:

          (a) as a result of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of any asset or other transaction any person or group (as such terms are used in and under Section
13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") other than the Company, or any employee benefit plan of the Company, shall become the beneficial owner (as defined in Rule 13-d under the Exchange Act) directly or indirectly of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities;

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providing, however, that this provision shall not apply to Peter McCausland
("McCausland"), unless and until McCausland, together with all affiliates and associates, becomes the beneficial owner of 30% or more of the combined voting power of the Company's then outstanding securities;

          (b) the consummation of any merger of the Company or any sale or other disposition of all or substantially all of its assets, if the Company's stockholders immediately before such transaction own, immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) possessing less than 50% of the voting power of the surviving or acquiring corporation; or

          (c) a change in the majority of the individuals who constitute the Board occurs during any period of two years for any reason without the approval of at least a majority of directors in office at the beginning of such period.

     2.5. Code. "Code" means the Internal Revenue Code of 1986, as amended.

     2.6. Committee. "Committee" means the committee appointed by the Board to administer the Plan pursuant to Article VII.

     2.7. Company. "Company" means AIRGAS, INC., a Delaware corporation, and any directly or indirectly affiliated subsidiary corporations, any other affiliate designated by the Board, or any successor to the business thereof.

     2.8. Compensation. "Compensation" means the base salary and/or commissions (hereafter, salary) payable to and bonus or incentive compensation payable to a Participant with respect to employment services performed for the Company by the Participant and considered to be "wages" for purposes of federal income tax withholding. For purposes of the Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Company's 401(k) plan or a cafeteria plan described in section 125 of the Code, or pursuant to the Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Inclusion of any other forms of compensation is subject to Committee approval.

     2.9. Deferral Commitment. "Deferral Commitment" means a commitment made by a Participant to defer a portion of Compensation as set forth in Article III. The Deferral
Commitment shall apply to each payment of Compensation payable to a Participant, and shall specify the Account or Accounts to which the Compensation deferred shall be credited. Such designation shall be made in whole percentages and shall be made in a form acceptable to the Committee. A Deferral Commitment shall remain in effect for subsequent Deferral Periods until revoked or revised by the Participant.

     2.10. Deferral Period. "Deferral Period" means each calendar year.

     2.11. Determination Date. "Determination Date" means each business day.

     2.12. Disability. "Disability" means a physical or mental condition that prevents the Participant from satisfactorily performing the Participant's usual duties for the Company.
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The Committee shall determine the existence of a
Disability, in its sole discretion, and may rely on advice from a medical examiner satisfactory to the Committee in making the determination.

     2.13.     Discretionary Contribution.  "Discretionary
Contribution" means the Company contribution credited to a Participant's Account(s) under Section 4.4, below.

     2.14. Distribution Election. "Distribution Election" means the form prescribed by the Committee and completed by the Participant, indicating the chosen form of payment for benefits payable from each Account under the Plan, as elected by the Participant.

     2.15. Financial Hardship. "Financial Hardship" means a severe financial hardship of the Participant resulting from a Disability of the Participant, a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant.
Financial Hardship shall be determined based upon such standards as are, from time to time, established by the Committee, and such determination shall be in the sole discretion of the Committee.

     2.16. Interest. "Interest" means the amount credited to a Participant's Account(s) on each Determination Date, which shall be based on the Valuation Funds chosen by the Participant as provided in Section 4.3. Such credits to a Participant's Account may be either positive or negative to reflect the increase or decrease in value of the Account in accordance with the provisions of the Plan.

     2.17. Key Employee. "Key Employee" means an employee of the Company whose base salary plus commissions is reasonably expected by the Committee to exceed $100,000 per year.

     2.18. Participant. "Participant" means any employee who is eligible, pursuant to Section 3.1, below, to participate in the Plan, and who has elected to defer Compensation under the Plan in accordance with Article III, below. Such employee shall remain a Participant in the Plan for the Deferral Period and until such time as all benefits payable under the Plan have been paid in accordance with the provisions hereof.

     2.19.     Plan.  "Plan" means the Airgas, Inc. Deferred
Compensation Plan as amended from time to time.

     2.20.     Plan Year.  "Plan Year" means a calendar year.

     2.21. Retirement. "Retirement" means a Participant's termination of employment with the Company at or after the earlier of: (a) attaining age fifty-five (55) or (b) Disability.

     2.22. Valuation Funds. "Valuation Funds" means one or more of the independently established funds or indices that are identified by the Committee. These Valuation Funds are used solely to calculate the Interest that is credited to each Participant's Account(s) in accordance with Article IV, below. The determination of the increase or decrease in the performance of each Valuation Fund shall be made by the Committee in its
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reasonable discretion.  The Committee shall select the various
Valuation Funds available under the Plan from time to time in its sole discretion.

           ARTICLE III - ELIGIBILITY AND PARTICIPATION

     3.1.      Eligibility and Participation.

          (a) Eligibility. Eligibility to participate in the Plan shall be limited to those Key Employees who are designated by the Committee, from time to time.

          (b) Participation. An eligible employee's participation in the Plan shall be effective at the beginning of a Deferral
Period, provided the Key Employee has properly completed and submitted a Deferral Commitment and such other administrative forms as designated by the Committee no later than fifteen (15) days prior to the beginning of the Deferral Period.

          (c) First-Year Participation. If a Key Employee first becomes eligible to participate in the Plan during a Deferral
Period, to begin participation in the Plan, a Deferral Commitment for the Deferral Period must be submitted to the Committee within thirty (30) days after the Committee notifies the individual of eligibility to participate. Such Key Employee's participation in the Plan will commence with the first pay period of the next following calendar quarter. Such Deferral Commitment will be effective only with regard to Compensation earned and payable following such Key Employees commencement of participation in the Plan.

     3.2. Form of Deferral Commitment. A Participant may elect to make a Deferral Commitment only in the form permitted by the Committee. The Deferral Commitment shall specify the following:

          (a) Deferral Amounts; Accounts. A Deferral Commitment shall be applicable to each payment of Compensation payable by the Company to a Participant during the Deferral Period. A
Deferral Commitment shall designate the manner in which each deferral shall be allocated among the various Accounts, except that no deferral shall be made to an Account at the same time that a distribution is to be made from that Account. The
Participant's Deferral Commitment shall set forth a whole percentage of Compensation to be deferred, and may designate a different percentage of salary and bonus/incentive compensation that is to be deferred under the Plan.

          (b) Allocation to Valuation Funds. The Participant shall specify in a form filed with the Committee, the Participant's initial allocation of the amounts deferred into each Account among the various available Valuation Funds. In the event a Participant fails to validly specify an available Valuation Fund for all or a portion of this Account, the Committee shall, in its sole discretion, determine how the unallocated amount shall be allocated among the available Valuation Funds.

          (c) Maximum Deferral. The maximum amount of each payment of salary that may be deferred shall be seventy-five percent (75%), and the maximum amount of each payment of bonus or incentive compensation that may be deferred shall be one hundred percent (100%).
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     3.3.      Period of Commitment.  Once a Participant has made a
Deferral Commitment, that Deferral Commitment shall remain in effect for subsequent Deferral Periods until revoked or revised by the Participant.

     3.4. Commitment Limited by Termination, Disability or Financial Hardship. If a Participant suffers a Disability or terminates employment with the Company prior to the end of a Deferral Period, the Deferral Commitment shall end as of the date of Disability or termination. In addition, if a Participant has taken a distribution due to Financial Hardship under Section 5.5, he may elect to end his Deferral Commitment as of the date he receives such distribution. Finally, a Participant's Deferral Commitment shall be suspended as described in Section 5.6, if a Participant elects a distribution under that Section.

     3.5. Modification of Deferral Commitment. Except as provided in Section 3.4, a Deferral Commitment shall be irrevocable by the Participant during a Deferral Period. A Participant may revoke or revise his Deferral Commitment for a future Deferral Period by notifying the Committee in writing on such form as prescribed by the Committee at least fifteen (15) days prior to the beginning of the Deferral Period.

           ARTICLE IV - DEFERRED COMPENSATION ACCOUNT

     4.1. Accounts. The Compensation deferred by a Participant under the Plan, Discretionary Contributions and Interest shall be credited to the Participant's Account(s). Separate accounts may be maintained on the books of the Company to reflect the different Accounts established under the Plan for the Participant, and the Participant shall designate the portion of each deferral that will be credited to each Account as set forth in Section 3.2(a), above. These Accounts shall be used solely to calculate the amount payable to each Participant under the Plan and shall not constitute a separate fund of assets.

     4.2. Timing of Credits; Withholding. A Participant's deferred Compensation shall be credited to each Account designated by the Participant as soon as administratively practicable following the last day of the month during which the Compensation deferred would have otherwise been payable to the Participant. Any withholding of taxes or other amounts with respect to deferred Compensation that is required by local, state or federal law shall be withheld from the Participant's non-deferred Compensation to the maximum extent possible, and any remaining amount shall reduce the amount credited to the Participant's Account in a manner specified by the Committee.

     4.3. Valuation Funds. A Participant shall designate, at a time and in a manner acceptable to the Committee, one or more Valuation Funds for each Account for the sole purpose of determining the amount of Interest to be credited or debited to such Account. Such election shall designate the portion of each deferral of Compensation made into each Account and the manner that each deferral shall be allocated among the available Valuation Fund(s), and such election shall apply to each succeeding deferral of Compensation until such time as the Participant shall file a new election with the Committee. Upon notice to the Committee, the Participant may also reallocate the balance in each Account among the available Valuation Funds as of the next succeeding Determination Date.
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     4.4.      Discretionary Contributions.  The Company may make
Discretionary Contributions to a Participant's Account. Discretionary Contributions shall be credited at such times and in such amounts as determined by the Board (or the Board's authorized delegate) in its sole discretion. Unless the Committee specifies otherwise, such Discretionary Contribution shall be allocated among a Participant's Accounts in the same proportion as the amounts the Participant elects to defer under the Plan.

     4.5. Determination of Accounts. Each Participant's Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

          (a) New Deferrals. Each Account shall be increased by any deferred Compensation credited since such prior Determination Date in the proportion chosen by the Participant, except that no amount of new deferrals shall be credited to an Account at the same time that a distribution is to be made from that Account.

          (b) Company Contributions. Each Account shall be increased by any Discretionary Contributions credited since the prior Determination Date.

          (c) Distributions. Each Account shall be reduced by any payment provided for under Article V of the Plan made from that Account since the prior Determination Date. Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Account for that Participant as of the Determination Date immediately preceding the date of payment.

          (d) Interest. Each Account shall be increased or decreased by the Interest credited to such Account since the prior Determination Date as though the balance of that Account as of such prior Determination Date had been invested in the applicable Valuation Funds chosen by the Participant.

     4.6. Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant's Account and Interest thereon as follows:

          (a) Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under the Plan and Interest thereon.

          (b)       Discretionary Contributions.  A Participant's
Discretionary Contributions and Interest thereon shall become vested as determined by the Board (or the Board's authorized delegate) in its sole discretion.

     4.7. Statement of Accounts. The Committee shall give to each Participant a statement showing the balances in the
Participant's Account on a quarterly basis.
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                   ARTICLE V - PLAN BENEFITS

     5.1. Retirement Account. The vested portion of a Participant's Retirement Account shall be distributed to the Participant upon the termination of employment with the Company. The form of benefit payment shall be that form selected by the Participant pursuant to Section 5.7, below, unless the Participant terminates employment prior to Retirement, in which event, the Retirement Account shall be paid in the form of a lump sum payment. Payment of any benefit from the Retirement Account shall commence as soon as practical, but in no event later than sixty days after the date of the Participant's termination of service with the Company, and subsequent payments, if the form of payment selected provides for subsequent payments, shall be made on the anniversary of the initial payment. Any unvested balance in a Participant's Retirement Account shall be forfeited upon the Participant's termination of employment.

     5.2. In-Service Accounts. A Participant may maintain two In- Service Account at any given time. The vested portion of a Participant's In-Service Account shall be distributed to the Participant upon the date chosen by the Participant in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the In-Service Account, but in no event shall the date selected be earlier than the first day of the fourth calendar year beginning after the initial filing of the Deferral Commitment with respect to that In-Service Account. The Participant may subsequently amend the intended date of payment to a date later than the date initially chosen, by filing such amendment with the Committee. The Participant may file an amendment to defer the receipt of benefits under this paragraph only three (3) times with respect to any In-Service Account, and each amendment must (a) provide for a payout under this paragraph at a date at least twenty-four (24) months after the payout date under the election in force immediately prior to a filing of such amendment, and (b) be filed with the Committee by December 1 of the year prior to the year in which payment was to commence under the election in force. The benefit payment shall be made in the form selected by the Participant pursuant to Section 5.7, below. However, if the Participant terminates employment with the Company prior to the date so chosen by the Participant, the vested portion of his In-Service Account(s) shall be added to the Retirement Account as of the date of termination of service and shall be paid in accordance with the provisions of Section 5.1, above. Payment shall commence as soon as practical, but in no event later than sixty days after the date selected by the Participant under this Section, and subsequent payments, if the form of payment selected provides for subsequent payments, shall be made on the anniversary of the initial payment. Any unvested balance in a Participant's In-Service Account(s) shall be forfeited upon the Participant's termination of employment.

     5.3. Elective Transfer between Accounts. A Participant may irrevocably elect to transfer all or a portion of an In-Service
Account to his Retirement Account, provided that he files such election with the Committee or its delegate before December 1 of the calendar year prior to the year in which such amount would otherwise be distributed from his In-Service Account.

     5.4. Death Benefit. Upon the death of a Participant prior to the commencement of benefits under the Plan from any particular Account, the Company shall pay to the Participant's Beneficiary an amount equal to the vested Account balance in that Account in the form of a lump sum payment, except that the Committee may, in its sole discretion, approve a request for
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payment in installments in accordance with Section 5.7(b).  In the event of the death of the Participant after the commencement of benefits under the Plan from any Account, the benefits from that Account shall be paid to the Participant's Beneficiary from that Account at the same time and in the same manner as if the Participant had survived, except that the Committee may, in its sole discretion, approve a request for payment in installments in accordance with Section 5.7(b).

     5.5. Hardship Distributions. Upon a finding that a Participant has suffered a Financial Hardship, the Committee may, in its sole discretion, make distributions from any or all of the Participant's Accounts. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant's needs resulting from the Financial Hardship, and will not exceed the Participant's vested Account balances.

     5.6. Immediate Payment. Prior to the date a Participant is entitled to any payments from his Account, the Participant may elect an immediate payment from his Account. Such payment shall be made as soon as practicable in a lump sum amount equal to 90%
of the Account balance on the date of payment. The remaining 10% of the Participant's Account balance shall be forfeited, and the Participant shall be unable to defer amounts under the Plan until the end of the year following the year of such payment.

     5.7. Form of Payment. Unless otherwise specified in paragraphs 5.1, 5.2, or 5.4, the benefits payable from any Account under the Plan shall be paid in the form of benefit as provided below, and specified by the Participant in the most recent effective Distribution Election. A Distribution Election filed after the Participant's initial Distribution Election shall be effective only if it was filed with the Committee at least one
(1) year prior to the date on which payments become due. The permitted forms of benefit payment are:

          (a) A lump sum amount which is equal to the vested Account balance;

          (b) Annual installments for a period of up to ten (10) years (five (5) years in the case of an In-Service Account) where the annual payment shall be equal to the balance of the Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payments initially chosen and is reduced by one (1) in each succeeding year.

     5.8. Small Account. If the total of a Participant's vested, unpaid balance in an Account, as of the time payments are to commence from the Account is less than $10,000, the vested balance of such Account shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary.

     5.9. Withholding; Payroll Taxes. The Company shall withhold from any payment made pursuant to the Plan any taxes required to be withheld from such payments under local, state or federal law.

     5.10. Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of
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incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and the Company from all liability with respect to such benefit.

     5.11. Effect of Payment. The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Company to the Participant (and the Participant's Beneficiary) with respect to the operation of the Plan, and the Participant's (and
Participant's Beneficiary's) rights under the Plan shall terminate.

                 ARTICLE VI - BENEFICIARY DESIGNATION

     6.1. Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entities as Beneficiary (both primary as well as secondary) to whom benefits under the Plan shall be paid in the event of the Participant's death prior to complete distribution of the Participant's vested Account balance. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant's lifetime.

     6.2. Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee. Such new filing shall cancel all designations previously filed.

     6.3. No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant's benefits, the Participant's Beneficiary shall be the person in the first of the following classes in which there is a survivor:

          (a)       The Participant's surviving spouse;

          (b)       The Participant's estate.

     6.4. Effect of Payment. Payment to the Beneficiary shall completely discharge the Company's obligations under the Plan.

                  ARTICLE VII - ADMINISTRATION

     7.1. Committee; Duties. This Plan shall be administered by the Committee, which shall consist of not less than three (3) persons appointed by the Board, except in the event of a Change in Control as provided in Section 7.6 below. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under the Plan.

     7.2. Removal, Resignation. Any Committee member may resign by giving written notice to the Board, which notice shall be effective 30 days after delivery. Notwithstanding the foregoing,
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any Committee member who is an employee of the Company shall be deemed to have resigned from the Committee effective upon his termination of employment. Except in the event of a Change in Control as provided in Section 7.6 below, a Committee member may be removed by the Board by written notice to such Committee member, which notice shall be effective upon delivery.

     7.3. Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

     7.4. Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

     7.5. Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan on account of such member's service on the Committee, except in the case of gross negligence or willful misconduct.

     7.6. Election of Committee After Change in Control. After a Change in Control, vacancies on the Committee shall be filled by majority vote of the remaining Committee members and Committee members may be removed only by such a vote. If no Committee members remain, a new Committee shall be elected by majority vote of the Participants in the Plan immediately preceding such Change in Control. Following a Change in Control, no amendment shall be made to Article VII or other Plan provisions regarding Committee authority with respect to the Plan without prior approval by the Committee.
                 ARTICLE VIII - CLAIMS PROCEDURE

     8.1. Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as "Claimant") shall present the claim or request in writing to the Committee, which shall respond in writing as soon as practical. The Committee shall establish administrative processes and safeguards to ensure that all claims for benefits are reviewed in accordance with the Plan document and that, where appropriate, Plan provisions have been applied consistently to similarly situated Claimants. Any notification to a Claimant required hereunder may be provided in writing or by electronic media, provided that any electronic notification shall comply with the applicable standards imposed under Department of Labor ("DOL") Reg. 2520.104b-1(c).

     8.2. Denial of Claim. If a claim is wholly or partially denied, the Committee shall, notify the Claimant within a reasonable period of time, but not later than 90 days after receipt of the claim, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 180 days from receipt of the claim. The extension notice shall indicate: (i) the special circumstances
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necessitating the extension and (ii) the date by which the
Committee expects to render a benefit determination. A benefit denial notice shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the denial, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, with reasons therefor, and
(iv) the procedure for reviewing the denial of the claim and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a legal action under 502(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") following an adverse benefit determination on review.
A claim shall be deemed denied if the Claimant does not receive a decision from the Committee within 90 days (or 180 days in the event an extension notice is provided) of the Committee's receipt of the claim.

     8.3. Review of Claim. Any Claimant whose claim is denied or deemed denied may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial or within sixty (60) days after a claim is deemed denied. Failure to submit a proper application for appeal within such 60 day period will cause such claim to be deemed permanently denied.
The Claimant or his representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. A document, record or other information shall be deemed "relevant" to a claim in accordance with DOL Reg. 2560.503-1(m)(8). The Claimant or his representative shall also be provided the opportunity to submit written comments, documents, records and other information relating to the claim for benefits. The Committee shall review the appeal taking into account all comments, documents, records and other information submitted by the Claimant or his representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

     8.4. Final Decision. The decision on review shall normally be made within sixty (60) days after the Committee's receipt of claimant's claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination.
An adverse benefit decision on appeal shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the adverse determination, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant's claim (the relevance of a document, record or other information will be determined in accordance with DOL Reg. 2560.503-1(m)(8)) and (iv) a statement of the Claimant's right to bring a legal action under 502(a) of ERISA.

     8.5. Litigation. In order to operate and administer the claims procedure in a timely and efficient manner, any Claimant whose appeal with respect to a claim for benefits has been denied, and who desires to commence a legal action with respect to such claim, must commence such action in a court of competent
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jurisdiction within 90 days of receipt of notification of such denial or date of deemed denial. Failure to file such action by the prescribed time will forever bar the commencement of such action.

               ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

     9.1. Amendment. The Board may at any time amend the Plan by written instrument, notice of which is given to all Participants and to any Beneficiary receiving installment payments, subject to the following:

          (a) Preservation of Account Balance. No amendment shall reduce the amount accrued in any Account as of the date such notice of the amendment is given.

          (b) Changes in Interest Rate. No amendment shall reduce, either prospectively or retroactively, the rate of Interest to be credited to the amount already accrued in any of the Participant's Account and any amounts credited to the Account under Deferral Commitments already in effect on that date, except as may be provided as a result of a selection or deletion of available Valuation Funds.

     9.2. Company's Right to Terminate. The Board, in its sole discretion, may at any time partially or completely terminate the Plan. In the event of complete termination, the Plan shall cease to operate and the Company shall distribute the balance in each Account to the appropriate Participant. Payment shall be made in the form of a lump sum payment without regard to any Participant elections or the balance of a Participant's Account.

                ARTICLE X  - MISCELLANEOUS

     10.1. Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly-compensated employees" within the meaning of sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

     10.2. Company Obligation. The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company with respect to the deferred Compensation receivable from, and contributions by, the Company and shall not be an obligation of another company.

     10.3. Unsecured General Creditor. Notwithstanding any other provision of the Plan, Participants and Participants' Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits under the Plan. Any property held by the Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. The Company's obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

     10.4. Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. Although such a trust
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may be irrevocable, its assets shall be held for payment of all the Company's general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Company.

     10.5. Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgements, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

     10.6. Not a Contract of Employment. This Plan shall not constitute a contract of employment between the Company and any Participant. Nothing in the Plan shall give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

     10.7. Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.

     10.8. Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania, except as preempted by federal law.

     10.9. Validity. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

     10.10.    Notice.  Any notice required or permitted under
the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company's address. Mailed notice to a Participant or Beneficiary shall be directed to the individual's last known address in the Company's records.
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     10.11.    Successors.  The provisions of the Plan shall bind
and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

                              AIRGAS, INC.



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